Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Second Quarter Fiscal 2018 Results

Continues to pursue global commercialization opportunities for PB3 PowerBuoy

PENNINGTON, N.J., December 12, 2017 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced financial results for the second quarter of fiscal 2018 ended October 31, 2017.

“We continue to execute on our strategy to increase sales and improve financial performance by commercializing our PB3 PowerBuoy. We believe the capabilities and benefits of the PB3 will provide distinct advantages where remote offshore power and real-time data communications are needed, “ said George H. Kirby, President and Chief Executive Officer of OPT.

“Our investments in expanding our sales and marketing capabilities are enabling us to target and connect with more potential key customers and end users where we continue to have actionable discussions. In addition, we attended the SPE Offshore Europe Conference and Exhibition in September. We are encouraged by the contacts we made and the meetings we participated in during the quarter and we plan to pursue a number of those opportunities. We are working aggressively to share information and potentially collaborate on further research, development and deployment of our PB3 PowerBuoy and proprietary wave energy technology for commercial use,” added Kirby.

Operations Review

Kirby continued, “the original six-month lease with Mitsui Engineering and Shipbuilding for a PB3 PowerBuoy that was successfully deployed off the coast of Japan was extended for an additional month, which ended in September. The PowerBuoy has just recently arrived back at the Company’s NJ headquarters, where it will be refurbished and prepared for possible redeployment.”

“Our contract with the U.S. Department of Defense Office of Naval Research to design a new mass-spring oscillating PowerBuoy has progressed well, and after multiple extensions for testing improvements the project’s first phase is now completed. Additionally, in order to meet anticipated demand, we are building two new PB3 units that are expected to be available for sale or lease within the next few months,” said Kirby.

Financial Highlights

Second Quarter Highlights

Revenue for the second quarter of fiscal 2018 ended October 31, 2017 was $94,000, compared to revenue of $170,000 for the second quarter of fiscal 2017. The decrease in revenues over the prior year was due to the contracts with Mitsui Engineering and Shipbuilding and Department of Defense Office of Naval Research nearing completion during the second quarter of the current year.

The net loss for the second quarter of fiscal 2018 was $2.6 million, compared to a net loss of $1.0 million for the same period in the prior year. Excluding the net change in the fair value of the warrants liability of $2.0 million, the decrease in net loss is mainly attributable to lower product development costs in the second quarter of fiscal 2018 compared to the same period in the prior year.

First Six Months Highlights

Revenue for the first six months of fiscal 2018 was $289,000, compared to revenue of $372,000 for the first six months of fiscal 2017. The net loss for the first six months of fiscal 2018 was $5.2 million, compared to a net loss of $4.8 million for the same period in fiscal 2017. Excluding the net change in the fair value of the warrants liability of $1.2 million, the decrease in net loss primarily relates to lower product development costs in the current year as compared to the prior year.

Balance Sheet and Cash

Total cash, cash equivalents, and marketable securities were $16.3 million as of October 31, 2017, up from $8.4 million on April 30, 2017. During the second quarter of fiscal 2018, the company completed a best efforts public offering of common stock that raised $7.4 million of net proceeds. As of both October 31, 2017, and April 30, 2017, restricted cash was $0.5 million. Net cash used in operating activities was $6.7 million during the six months ended October 31, 2017. Excluding $1.3 million of cash payments made in the current fiscal year related to the disposition of the mooring anchoring system from a prior project in Reedsport, Oregon, and the PB40 site final closeout off the coast of New Jersey, net cash used in operating activities was $5.4 million during the six months ended October 31, 2017 as compared to $6.3 million during the same period in the prior year.

Conclusion

“Our PB3 PowerBuoy offers a differentiated wave energy technology that can meet the needs of current and potential customers in growing markets including oil and gas, defense and security, and ocean observing. We believe our focus on educating the marketplace, increased sales and marketing activities and initiatives to develop strategic partnerships and collaborations will ultimately provide the improved performance we are expecting as a company. To facilitate our growth, we will move to our new corporate headquarters and manufacturing facility in Monroe, New Jersey in mid to late December. The new location will allow us to expand our manufacturing capabilities, enabling us to support customers around the globe, while at the same time advancing our safety and quality programs and improving manufacturing capabilities,” added Kirby.

Conference Call Details

OPT management will host a conference call and webcast to review the second quarter financial and operating results on December 13, 2017, at 10:00 a.m. Eastern time. Interested parties may access the conference call by dialing 1-844-473-0979 (toll free in the U.S.) or 1-574-990-1390 for international callers and entering passcode conference ID 7687079. The call will also be webcast live on the internet through the investor relations section of the company’s website: www.oceanpowertechnologies.com. A telephone replay of the conference call will be available from 1:00 p.m. Eastern time the day of the teleconference until December 20, 2017 by dialing 1-855-859-2056 and entering the passcode 7687079. A replay of the webcast and transcript of the call will be archived on the company’s website.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

For additional information:

www.oceanpowertechnologies.com
https://www.facebook.com/oceanpowertechnologies/?ref=bookmarks
https://www.linkedin.com/company/413774/
https://twitter.com/OceanPowerTech?lang=en
https://www.instagram.com/oceanpowertechnologies/?hl=en

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW

Additional information may be found in the company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

Media Contact:

Marilyn Vollrath

Reputation Partners LLC

Phone: 414-376-8834

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2017	April 30, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,318	$8,421
Marketable securities	25	25
Restricted cash- short-term	358	334
Accounts receivable	-	48
Unbilled receivables	2	296
Litigation receivable	350	-
Other current assets	723	622
Total current assets	17,776	9,746
Property and equipment, net	177	170
Restricted cash- long-term	154	154
Other noncurrent assets	3	3
Total assets	$18,110	$10,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$324	$586
Accrued expenses	1,540	3,059
Litigation payable	350	-
Warrant liabilities	255	323
Current portion of capital lease obligations	36	35
Deferred credits payable current	600	600
Total current liabilities	3,105	4,603
Long-term portion of capital lease obligations	5	23
Total liabilities	3,110	4,626
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 18,335,642 and 6,313,996 shares, respectively	18	6
Treasury stock, at cost; 71,764 and 48,065 shares, respectively	(297)	(263)
Additional paid-in capital	208,053	193,234
Accumulated deficit	(192,621)	(187,370)
Accumulated other comprehensive loss	(153)	(160)
Total stockholders’ equity	15,000	5,447
Total liabilities and stockholders’ equity	$18,110	$10,073

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share data)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2017	2016	2017	2016

Revenues	$94	$170	$289	$372
Cost of revenues	(24)	125	193	252
Gross profit	118	45	96	120

Operating expenses:
Product development costs	978	1,308	2,080	2,944
Selling, general and administrative costs	1,747	1,723	3,388	3,242
Total operating expenses	2,725	3,031	5,468	6,186
Operating loss	(2,607)	(2,986)	(5,372)	(6,066)

Change in fair value of warrant liabilities	31	2,017	68	1,265
Interest income, net	6	2	9	2
Foreign exchange gain/(loss)	(7)	1	55	6
Loss before income taxes	(2,577)	(966)	(5,240)	(4,793)
Income tax benefit	-	-	-	-
Net loss	$(2,577)	$(966)	$(5,240)	$(4,793)
Basic and diluted net loss per share	$(0.20)	$(0.25)	$(0.42)	$(1.51)
Weighted average shares used to compute basic and diluted net loss per share	12,904,973	3,891,512	12,586,828	3,180,501

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended October 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(5,240)	$(4,793)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	(55)	(6)
Depreciation and amortization	52	68
Loss on disposal of property, plant and equipment	4	-
Compensation expense related to stock option grants and restricted stock	173	628
Change in fair value of warrant liabilities	(68)	(1,265)
Changes in operating assets and liabilities:
Accounts receivable	48	-
Unbilled receivable	294	(65)
Other assets	(102)	(305)
Accounts payable	(263)	(232)
Accrued expenses	(1,523)	(275)
Unearned revenues	-	(39)
Net cash used in operating activities	(6,680)	(6,284)
Cash flows from investing activities:
Purchases of marketable securities	(25)	-
Maturities of marketable securities	25	50
Purchases of equipment	(63)	(12)
Net cash (used in) provided by investing activities	(63)	38
Cash flows from financing activities:
Proceeds from issuance of common stock and related warrants, net of costs	14,647	12,152
Payment of capital lease obligations	(17)	(63)
Acquisition of treasury stock	(34)	(37)
Net cash provided by financing activities	14,596	12,052
Effect of exchange rate changes on cash, cash equivalents and restricted cash	68	(18)
Net increase in cash, cash equivalents and restricted cash	7,921	5,788
Cash, cash equivalents and restricted cash, beginning of period	8,909	7,030
Cash, cash equivalents and restricted cash, end of period	$16,830	$12,818